Exhibit (10-30)

Form of PSU Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
___________________________________________________________________________________________________

PERFORMANCE STOCK UNIT

This grant notice documents an award (the “Award”) of Performance Stock Units (“PSUs”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the "Plan"), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors ("Committee"), and as set forth in this Award Agreement (including any Attachments).
Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.
Summary of Award Terms

Participant Name:	[Name] (“Participant”)
Target Number of Units:	[Units]
Maximum Payout Percentage:	200%
Conversion Ratio:	1 PSU = 1 Common Share
Grant Date:	[Grant Date] (“Grant Date”)
Vest Date:	[Vest Date]
Performance Period:	[Three year period] (“Performance Period”)
Original Settlement Date (Shares Delivered on):	[Settlement Date] (“Original Settlement Date”)
Acceptance Deadline:	[Date]
You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee.If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.
1.Voting Rights and Dividend Equivalents
As a holder of PSUs, during the period from the Grant Date until the date the PSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional PSUs ("Dividend Equivalent PSUs"). The number of Dividend Equivalent PSUs will be determined as follows: multiply the number of PSUs and Dividend Equivalent PSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent PSUs will be subject to the same terms and conditions as the original PSUs that gave rise to them, including performance vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent PSUs on the date the PSUs are paid, the resulting fractional share units may be paid as cash, fractional shares, or rounded up to the nearest full share based on administrative preference of the

Company. This Award represents an unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.
2. Performance Vesting
a. Your Target Number of Units indicated in this Award Agreement (the "Target Units") will vest depending upon performance during the Performance Period, as specified below. This Award Agreement also sets forth the Maximum Payout Percentage that you may receive pursuant to this Award. Your right to receive all, any portion of, or more than the Target Units (but in no event more than the Maximum Payout Percentage) will be contingent upon the achievement of specified levels of certain performance goals measured over the Performance Period. The applicable performance goals and the payout factors for each performance goal applicable to your Award for the Performance Period are set forth in the PSP Performance and Payout Factors attachment.
b. Within 60 days following the end of the Performance Period, the Committee will determine (i) whether and to what extent the performance goals have been satisfied for the Performance Period, (ii) the number of PSUs that shall become deliverable under this Award, and (iii) whether the other applicable conditions for receipt of shares of Common Stock in respect of the PSUs have been met. Any PSUs not approved by the Committee in accordance with this paragraph will be forfeited and cancelled.
3. Vesting and Payment
If you remain employed through the Vest Date, the Award will be paid on the Original Settlement Date or Agreed Settlement Date (as defined below). If you leave your Employer before the Vest Date, the Award will be forfeited unless you meet one of the conditions listed below. For the purposes of this Award, termination of employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.
4. Termination on Account of Death. In the event of death, the Award is not forfeited and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable.
5. Termination for a Qualified Reason Listed Below. In the event you terminate employment for one of the qualified reasons listed below, after the Grant Date but before the four-week anniversary of the Grant Date, the Award will be forfeited. In the event of termination for one of the qualified reasons listed below, on or after the four-week anniversary of the Grant Date, but prior to the one-year anniversary of the Grant Date, the Award will be prorated based on the number of days you remained an employee between the Grant Date and the one-year anniversary of the Grant Date. If the termination for one of the qualified reasons listed below occurs after the one-year anniversary of the Grant Date, the entire Award will be retained. The portion of the Award that is ultimately retained will be delivered on the Original Settlement Date or Agreed Settlement Date, whichever is applicable, as long as you remain in compliance with the terms of the Plan, this Award Agreement, and the Regulations. Qualified termination reasons are as follows:
•Retirement or Disability;
•Termination pursuant to a written separation agreement with your Employer, the Company or their Subsidiaries and affiliates (collectively, “P&G”) that provides for equity retention; or
•Termination in connection with a divestiture or separation of any of the P&G’s businesses.
Notwithstanding the foregoing, in the event of a Change in Control, this Award shall be treated according to the terms provided in the Plan.
Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.
6. Deferral Election (Applicable to participants Band 7 and above as of the Award Date)
At any time at least six months prior of the end of the Performance Period and so long as the achievement of the applicable performance goals are not yet readily ascertainable (but in no event later than your Termination of Employment from the Company), you and the Company may agree to postpone the Original Settlement Date to such later date ("Agreed Settlement Date") as may be elected by you, which date shall be at least five years later than the Original Settlement Date and in accordance with Internal Revenue Code Section 409A.
7. Restrictive Covenants. By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).
8. Entire Agreement. This Award Agreement including Attachment A, Attachment B, Attachment C, the PSP Performance and Payout Factors, and the Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements that have been entered by you with the Company regarding this specific Award. Unless otherwise required by local law, any legal action related to this Award, including Article 6 of the Plan and Attachment B of this Award Agreement, to the extent applicable, may be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award. You have the right to consult with a lawyer before accepting this Award.

THE PROCTER & GAMBLE COMPANY
Bala Purushothaman
Chief Human Resources Officer

IMPORTANT

By accepting this award within your E*TRADE account, you agree to be bound by the following:
1)The Procter & Gamble 2025 Stock Plan
2)the Stock Plan Regulations of the Committee,
3)This Award Agreement including Attachments A, B and C, and to the extent applicable to you as set forth in Attachments B and C, the non-compete and non-solicitation clauses.
4)and the attached PSP Performance Factors and Payout Formula.